Exhibit 10.2

PROMISSORY NOTE
(Line of Credit Note)

Borrower: PREMIER POWER RENEWABLE ENERGY, INC.	Lender: UMPQUA BANK
4961 Windplay Drive, #100	2998 Douglas Blvd., Suite 100
El Dorado Hill, CA 95762	Roseville, CA 95661

Principal Amount: $7,000,000.00	Date of Note: July 13, 2009

PROMISE TO PAY.  PREMIER POWER RENEWABLE ENERGY, INC., a Delaware corporation ("Borrower"), promises to pay to UMPQUA BANK ("Bank"), or order, the principal amount of SEVEN MILLION AND NO/100 Dollars ($7,000,000.00) or so much as may be outstanding, together with interest on any principal amounts remaining unpaid from time to time from the date of this Promissory Note (“Note”) until payment in full, to be calculated as set forth below.

LOAN AGREEMENT.  This Note is made subject to the terms and conditions of that certain Loan Agreement between Borrower and Bank dated July __, 2009, as may be amended from time to time (the “Loan Agreement”).  This Note is the Note referred to in the Loan Agreement

DEFINED TERMS.  Capitalized terms not defined herein shall have the meaning defined in the Loan Agreement.

ADVANCES.  Advances under this Note will be made pursuant to the terms and conditions of the Loan Agreement.

INTEREST RATE.  Interest shall accrue on the principal balance outstanding under this Note at the rate of which is equal to the Prime Rate, as it may change from time to time; provided, however, that in no event shall the principal balance outstanding under this Note bear interest at a rate that is less than Five Percent (5.00%) per annum. The Prime Rate is not necessarily the lowest rate charged by Bank on its loans.  Depending on the circumstances, such as the amount and term of the loan, the creditworthiness of the borrower or any guarantor, the presence and nature of collateral and other relationships between the borrower and the Bank, loans may be priced at, above or below the Prime Rate.  If the Prime Rate becomes unavailable during the term of this loan, Bank may designate a substitute index after notice to Borrower.  Bank will tell Borrower the current Prime Rate upon Borrower's request.  Borrower understands that Bank may make loans based on other rates as well.  The interest rate change will not occur more often than each day.  The interest rate payable hereunder shall fluctuate with any change in the Prime Rate, and such fluctuation in the interest rate shall be effective on the effective date of each and every change in the Prime Rate.  Interest shall accrue daily on the outstanding principal balance on the basis of a 360 day year for the actual number of days elapsed on which any sums are outstanding hereunder.

MATURITY DATE.   All principal, interest and other amounts owing under this Note shall be due and payable in full on July 13, 2011 (the “Maturity Date”).

PAYMENTS.  Interest on the principal amount outstanding shall be payable monthly in arrears commencing on August 1, 2009, and on the first day of each month thereafter. Should interest not be timely paid, it shall become a part of the principal and thereafter bear interest as provided herein. All principal, interest and other amounts owing under this Note shall be due and payable in full on the Maturity Date. Both principal and interest are payable in lawful money of the United States of America in same day funds at Bank's address shown above or at such other place as Bank may designate in writing. Whenever any payment to be made under this Note is stated to be due on a day other than a Business Day, that payment may be made on the next succeeding Business Day, and the extension of time will in that case be included in the computation of payment of interest.  However, if the extension would cause the payment to be made in a new calendar month, that payment will be made on the next preceding Business Day, and the interest will be payable for the shorter period.

REVOLVING LINE OF CREDIT. This Note evidences a revolving line of credit in that, to the extent that Advances have been repaid, new Advances may be made up to the Maximum Line Amount.  Advances under this Note shall be requested pursuant to the provisions of the Loan Agreement.  Borrower agrees to be liable for all sums either:  (A) advanced in accordance with the instructions of an Authorized Party set forth in the Loan Agreement, or (B) credited to any of Borrower's accounts with Lender, or (C) paid to the benefit of Borrower.  The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs.  In the Event of Default which is continuing beyond any applicable Cure Period, Lender will have no obligation to Advance funds under this Note.

PREPAYMENT; MINIMUM INTEREST CHARGE.  Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.  In any event, even upon full prepayment of this Note, Borrower understands that Bank is entitled to a minimum interest charge of $250.00.  Other than Borrower's obligation to pay any minimum interest charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Bank will apply all prepayments first to the payment of any costs, fees, late charges, or other charges due under this Note or under any of the other Loan Documents, then to accrued interest, and then to the principal balance. Borrower agrees not to send Bank payments marked "paid in full," "without recourse," or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Bank.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to Bank pursuant to the Section 12.1 of the Loan Agreement.

LATE CHARGE.  If any payment required to be made by Borrower under this Note has not been made when due, then, on the date ten (10) days after the date the payment was due, a late charge by way of damages will be immediately due. Borrower recognizes that default by it in making the payments agreed to be paid when due will result in Bank incurring additional expense in servicing the loan (including processing and accounting expenses and other administrative costs and expenses). Borrower agrees that if for any reason it fails to pay when due any amount due under this Note, Bank will be entitled to damages for the detriment caused, but that it is extremely difficult and impractical to ascertain the extent of the damages. Borrower therefore agrees that an amount equal to five percent (5.00%) of the payment the undersigned fails to pay within ten (10) days after the date it is due, or $5.00, which ever is greater, is a reasonable estimate of the damages to Bank, and the undersigned agrees to pay that on demand for each failure to so pay within ten (10) days after the date the payment is due. Acceptance of any late charge will not constitute a waiver of default with respect to the overdue payment, and will not prevent Bank from exercising any other rights available under this Note or the Loan Documents. Nothing in this paragraph is to be construed as any obligation on the part of Bank to accept payment of payments past due or less than the total unpaid principal balance after the Maturity Date.

COLLATERAL.  This Note is secured by the Collateral as set forth in the Loan Agreement, and is entitled to the benefits of the Security Documents and the Loan Documents, that contain, among other things, provisions for acceleration of the maturity of this Note on the happening of certain stated events.

DEFAULT.  The words “Event of Default” shall mean any of the Events of Default set forth in Section 10 of the Loan Agreement.

INTEREST AFTER DEFAULT.  If any Event of Default occurs which continues after any applicable Cure Period, and while such Event of Default is continuing, or after exercising the Acceleration Right, Bank, at Bank’s option, may increase the interest rate under this Note to Five percentage points (5.00%) over and above the interest rate otherwise to be charged under this Note.

DISHONORED ITEM FEE.  Borrower will pay a fee to Bank of $20.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

BANK’S RIGHTS.  Upon the occurrence of an Event of Default which is continuing beyond any applicable Cure Period, Bank shall have all rights and remedies set forth in the Loan Agreement, including but not limited to the right to declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due and payable (the “Acceleration Right”).

ATTORNEYS’ FEES; EXPENSES.  Borrower agrees to pay upon demand all of Bank's reasonable costs and expenses, including reasonable attorneys' fees and Bank's legal expenses, including expert witness and consultant fees and related expenses, incurred in connection with the enforcement of this Note. Bank may pay someone else to help enforce this Note, and Borrower shall pay the reasonable costs and expenses of such enforcement.  Costs and expenses include Bank's reasonable attorneys' fees and legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also shall pay all court costs and such additional fees as may be directed by the court.

APPLICABLE LAW.  This Note has been delivered to Bank and accepted by Bank in the State of California. This Note shall be governed by and construed in accordance with the laws of the State of California.

CHOICE OF VENUE.  If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Placer County, State of California.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon Borrower, and upon Borrower's successors and assigns, and shall inure to the benefit of Bank and Bank's successors and assigns. Borrower shall not, however, have the right to assign Borrower's rights or obligations under this Note or any interest therein, without the prior written consent of Bank.

GENERAL PROVISIONS.  Bank may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower understands and agrees that, with or without notice to Borrower, Bank may with respect to Borrower (a) waive, subordinate, fail or decide not to perfect, and release any security, with or without the substitution of new collateral; (b) apply such security and direct the order or manner of sale thereof, including without limitation, any non-judicial sale permitted by the terms of the Loan Agreement, as Bank in its discretion may determine; and (c) determine how, when and what application of payments and credits shall be made on any indebtedness. Borrower, to the extent allowed by law, waives any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Bank may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Bank's security interest in the collateral. All such parties also agree that Bank may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS PROMISSORY NOTE AND BORROWER AGREES TO ITS TERMS.

BORROWER:	PREMIER POWER RENEWABLE ENERGY, INC., a Delaware corporation

By:
Dean Marks
President and Chief Executive Officer